EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports August Sales of $155.6 Million

Warrendale, PA, September 3, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended August 30, 2003 decreased 0.6% to $155.6 million, compared to $156.5 million for the four-week period ended August 31, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 10.3% for the August period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 10.4% for the month of August.

Total sales for the period include $9.4 million from the Bluenotes/Thriftys operation, the same as the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 11.7% in August.

Total sales for the thirty-week period ended August 30, 2003 increased 4.1% to $784.5 million, compared to $753.6 million for the thirty-week period ended August 31, 2002. Comparable store sales for the American Eagle Outfitters stores declined 6.5% for the thirty-week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.9% for the period compared to the corresponding period ended August 31, 2002.

Total sales for the thirty-week period include $44.5 million from the Bluenotes/Thriftys operation, compared to $45.7 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 11.6% for the period compared to the corresponding period last year.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 20 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 722 AE stores in 49 states and the District of Columbia, 61 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857